                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                        Healthdyne Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                Healthdyne Logo

                                                                  March 28, 1997

Dear Fellow Shareholder:

     As the largest individual shareholder of Healthdyne Technologies, my only interest is to maximize the value of my investment in the Company. I firmly believe that Healthdyne Technologies will produce greater value for you and for me on a stand alone basis than the $13 per share offered by Invacare Corporation which our financial advisors have determined to be grossly inadequate. Analysts who follow the Company have reached the same conclusion. I would encourage you ask for the most recent analyst reports on the Company.

     I appreciate the support that the vast majority of my fellow shareholders have shown for Healthdyne Technologies and its management. I am pleased that only 18% of the outstanding shares have been tendered to Invacare since it began its tender offer in January.

     As you may know, Invacare intends to wage a proxy fight to gain control of the Healthdyne Technologies board of directors at the 1997 annual meeting. If Invacare obtains board control, their directors will approve the Invacare bargain price offer and seek to dismantle the provisions we put in place to protect shareholders against coercive and grossly inadequate offers. Invacare is counting on the support of arbitrageurs who have recently bought Healthdyne Technologies stock to make a quick profit on a sale of the Company. With the support of these short-term speculators, Invacare could force a sale of Healthdyne Technologies against the wishes of a majority of the Company's other shareholders.

     In an effort to avoid this result and the major disruption and expense of a proxy fight and a legal attack on Georgia's laws which protect shareholders, we asked the Georgia legislature to pass a law staggering the boards of directors of all publicly-owned Georgia corporations. After the Georgia Senate passed the bill, the House of Representatives rejected the legislation and it is now in conference committee. Without assistance from the state legislature, Healthdyne Technologies will have to expend a lot of effort and money to combat Invacare's threatened proxy contest and their legal attack to declare Georgia statutes protecting Georgia corporations and their shareholders unconstitutional.

     Invacare would have you believe that our recent legislative efforts in Georgia were aimed at entrenching management. Nothing could be further from the truth. The directors of Healthdyne Technologies, a majority of whom are independent, know that they have fiduciary duties to act in the best interests of all shareholders regardless of whether or not the board is staggered. If Healthdyne Technologies is unable to demonstrate that the Company will produce greater shareholder value than the price Invacare is offering, I will ask the board of directors to take other action to enhance shareholder value.

     I am confident that you will be pleased with the progress the Company is making which will begin to be reflected in the first quarter results to be announced early next month. I hope that you will await our earnings release and future announcements before deciding whether or not to accept the Invacare offer. Remember, this process will in all likelihood continue for several months.

     I ask for your continued support. Let's not allow Invacare to acquire our Company at a bargain price!

                                          Sincerely,

                                          /s/ Parker H. Petit

                                          Parker H. Petit
                                          Chairman of the Board

     If you have already tendered your shares to Invacare and wish to change your mind, you can withdraw your shares at any time on or before the expiration of the tender offer (which is April 7, 1997, unless Invacare extends that date). In order to withdraw your shares, you must send a written notice of withdrawal to:

                       IBJ SCHRODER BANK & TRUST COMPANY

                                     By Facsimile             By Hand or Overnight
          By Mail:                   Transmission:                  Delivery:
         P.O. BOX 84                (212) 858-2611              ONE STATE STREET
    BOWLING GREEN STATION        ATTN: REORGANIZATION       NEW YORK, NEW YORK 10004
NEW YORK, NEW YORK 10274-0084    OPERATIONS DEPARTMENT          ATTN: SECURITIES
                                 CONFIRM BY TELEPHONE:             PROCESSING
                                    (212) 858-2103           WINDOW -- SUBCELLAR ONE

                            PARTICIPANT INFORMATION

     In addition to Healthdyne Technologies, other participants in any proxy solicitation by Healthdyne Technologies in connection with its 1997 annual meeting may include the following directors and executive officers of Healthdyne
Technologies: Parker H. Petit, Chairman of the Board; Craig B. Reynolds, President, Chief Executive Officer and Director; J. Terry Dewberry, Director; Alexander H. Lorch, Director; J. Leland Strange, Director; James J. Wellman, M.D., Director; J. Paul Yokubinas, Director; Robert M. Johnson, Senior Vice President-Business Development; John L. Miclot, Senior Vice President-Sales and Marketing; Robert E. Tucker, Senior Vice President-Operations; M. Wayne Boylston, Vice President-Finance, Chief Financial Officer and Treasurer; Leslie
R. Jones, Vice President, General Counsel and Secretary; and Jeffrey A. North, Corporate Controller. The above-referenced individuals beneficially own an aggregate of 1,513,729 shares of Healthdyne Technologies' common stock (including shares underlying vested options). Healthdyne Technologies has retained Morrow & Co., Inc. to act as information agent and proxy solicitor in connection with the Invacare offer for customary fees. Although Cowen & Company ("Cowen"), which is acting as financial advisor to Healthdyne Technologies in connection with the Invacare offer, does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in
Schedule 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or that such Schedule 14A requires the disclosure of certain information concerning them, the following employees of Cowen may assist Healthdyne Technologies in such a solicitation: Rob Valdez (Managing Director) and Ned Brown (Director). Cowen will receive customary financial advisor fees, reimbursement and indemnification from Healthdyne Technologies in connection with the Invacare offer. Cowen will not receive any additional fee for or in connection with assisting in any solicitation of proxies. Cowen engages in a full range of investment banking, research, sales, trading, market-making, brokerage, asset management and correspondent clearing services for institutional and individual clients. In the ordinary course of its business, Cowen maintains customary arrangements and effects transactions in the securities of Healthdyne Technologies for the accounts of its customers. As a result of its engagement by Healthdyne Technologies, Cowen has restricted its proprietary trading in the securities of Healthdyne Technologies (although it may still execute trades for customers on an unsolicited agency basis).